CONSENT OF INDEPENDENT AUDITORS

Seligman High Income Fund Series (comprising the Seligman High-Yield Bond Series and the Seligman U.S. Government Securities Series):

We consent to the use in Post-Effective Amendment No. 33 to Registration Statement No. 2-93076 on Form N-1A of our reports dated February 26, 2004 and February 25, 2004, (respectively), appearing in the December 31, 2003 Annual Reports to Shareholders, which are incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are parts of such Registration Statement, and to the references to us under the captions "General Information - Independent Auditors" in the Statement of Additional Information and "Financial Highlights" in the Prospectuses.


DELOITTE & TOUCHE LLP

New York, New York
April 7, 2004